News Release
Document Security Systems, Inc. 585.325.3610

For Immediate Release
Document Security Systems Reports Fourth Quarter and Full Year 2008 Financial Results

▪	Year over Year Revenue increases 11%
▪	Fourth Quarter SG&A Expenses 26% Below Last Year’s Fourth Quarter
▪	Completed Acquisition of a $7 million Print Manufacturer

ROCHESTER, NY, March 31, 2009 — Document Security Systems, Inc. (NYSE Amex: DMC; “DSS”), a leader in proven, patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, reported results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter Results
Revenue for the fourth quarter of 2008 decreased 21% to $1.3 million compared to revenue of $1.7 million in the fourth quarter of 2007 reflecting the delay and cancellation of customer orders during the fourth quarter of 2008.   Included in the fourth quarter of 2008 is approximately $90,000 from DPI Secuprint, the commercial printer DSS acquired on December 18, 2008.    As a result of the decline in revenue, gross profit for the fourth quarter of 2008 was $581,000, a decrease of 28% from the fourth quarter of 2007.

Selling, general and administrative costs decreased 31% during the fourth quarter of 2008 to $1.4 million from $2.1 million in the fourth quarter of 2007, reflecting cost cutting initiatives implemented by the company beginning in March 2008 to remove $1.5 million in costs on an annualized basis and additional cost reduction measures taken in the fourth quarter in response to the decline in sales.  Other operating expenses, including depreciation and amortization, stock based payments, and impairments of other intangible assets increased 27% to $1.2 million from $908,000.   During the fourth quarter of 2008, the company recorded $505,000 of asset impairment charges relating to certain of its intangible assets.

Net loss for the fourth quarter of 2008 was $2.1 million, or $0.15 per share, compared with a net loss of $2.2 million, or $0.16 per share, for the fourth quarter of 2007. Adjusted EBITDA for the fourth quarter of 2008 improved to a loss of $0.8 million or $0.05 per share, from a loss of $1.3 million, or $0.09 per share, in the fourth quarter of 2007 (See Reconciliation of GAAP to Non-GAAP Financial Measures table).

2008 Results
Revenue for the full year of 2008 was $6.6 million, including the $90,000 revenue contribution from DPI Secuprint, up 11% over revenue from continuing operations of $6.0 million in 2007. Gross profit for 2008 increased 16% to $3.6 million compared with $3.1 in 2007. Gross profit margin increased to 54% compared with 52% in 2007, primarily reflecting the positive impact of the increase in technology licensing during 2008.  Total operating expenses for 2008 were $10.6 million compared with $10.1 million in 2007.

Net loss for the full year 2008 was $8.3 million, or $0.59 per share, compared with a net loss of $7.0 million, or $0.51 per share, in 2007. Adjusted EBITDA for 2008 improved to a loss of $2.1 million from an adjusted EBITDA loss of $3.8 million for 2007. (See Reconciliation of GAAP to Non-GAAP Financial Measures table).

“After three strong quarters, with year-to-date revenue growing 23% over 2007, we had early indications of potential large orders during the fourth quarter that led us to believe that our strong performance would continue,” said Patrick White, chief executive officer. “Unfortunately, as the global economic environment rapidly deteriorated, we saw a large print order and three initial orders for AuthentiGaurd DX cancelled or delayed by customers. Offsetting the revenue slowdown were the cost cuts and efficiency measures we had initiated in early March, 2008. These fully took hold during the fourth quarter enabling us to hold operating expenses in check as our Adjusted EBITDA actually improved by 31% over 2007 in spite of a reduction in revenue.”

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Document Security Systems Reports 2008 Financial Results
March 31, 2009

White continued, “Looking at the full year, we made progress in 2008 as we successfully completed several important initiatives that have significantly changed the way we will do business going forward.  We executed on our strategy to expand the applications of our security technology with digital applications, and at year end we completed the purchase of a $7.0 million print manufacturer. We are now not only a technology company, but a full service provider of manufactured secure printed products. From design to manufacturing, DSS now has the capacity and ability to produce a full range of security products on paper, plastic and digitally for our customers.  Our biggest problem in the past has been a dependence on our licensees to make sales on our behalf which resulted in an extremely long sales cycles.  Now, with the DPI acquisition, we control our own sales cycle.  I firmly believe that a direct manufacturing strategy will be a game changer for the company.”

”During the last two months, our new secure print sales team has met with major corporate print buyers and early indications are that they are having success.  They have received requests for quotes from almost every visitation and we have received an order from a large well known consumer products company.  The order was for $60,000 for a secure print product which requires our anti-counterfeiting technologies.

“Operationally during the first quarter of 2009 we successfully integrated DSS’s print operations into the DPI Secuprint facility and due to additional synergies we expect to see several cost savings in the administration expense categories,” added White.  “Another positive aspect of the DPI acquisition is that we should realize margin improvement on our security printing as we bring in-house certain DSS print products that we had previously outsourced.

“The equipment upgrade at the company’s P-3 Plastic Card/Printing division is nearly complete and with this new equipment we expect to capture an increasing share of the RFID and variable data card markets.  P3 is now in tests with some major integrators that have reached out to us for manufacturing in the foreign “Smart Card” and RFID space.

“Finally, we are fielding a number of inquiries about AuthentiGuard DX, our new information security software appliance product.  For example, we are in preliminary discussions with an interested Federal government agency for a secure credentialing project, a college for a secure digital law admission exam and a medical records “cloud computing” company to name just a few.

“With aggressive sales initiatives underway, and our new manufacturing capacity we are well positioned to garner an increasing share of the rapidly growing anti-counterfeiting and authentication market,” concluded White.

“In 2008 we were able to achieve almost all of our strategic objectives I outlined last year,” said Chairman Robert Fagenson. “We signed a comprehensive agreement with Trebuchet Capital Partners related to our European litigation initiatives, removing financial and operational responsibility for the litigation from DMC management; we launched our Digital AuthentiGuard DX firmware. We narrowed our Adjusted EBITDA loss driven by the cost reduction initiatives taken throughout the year.  And we acquired DPI, a leading commercial printer which positions us as a front runner for security print projects nationally/globally. Even with these accomplishments, in the face of a deteriorating global economy, we were unable to maintain the sales momentum of the first nine months. In response, we have continued to reduce operating costs and stepped up our sales efforts. In 2009, our goals are simple: to significantly increase revenue by aligning ourselves with major integrators, creating new secure paper and digital products and to utilize our new print manufacturing capacity, all of which should move us towards positive Adjusted EBITDA, “ concluded Fagenson.

Liquidity
The company completed the year with $88,000 in cash. As of December 31, 2008, the company has available $1.3 million to it under various credit facilities.  The company has significantly reduced its operating cash flow requirements, and has virtually eliminated its patent litigation costs, and as a result, believes that cash available to it under its current credit facilities will be sufficient to cover its cash needs for the next twelve months given its current revenue forecasts. In addition, the company will continue to evaluate other sources of funding, and believes that additional funding sources will be available to it if needed.  Furthermore, in December 2008, the company borrowed $900,000 of short term debt in conjunction with its acquisition of substantially all of the assets of DPI, a commercial printer.  The company expects that existing working capital at DPI will be sufficient to satisfy the payment of the $900,000 when due, in December 2009.

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Document Security Systems Reports 2008 Financial Results
March 31, 2009

Conference Call Information
Document Security systems will host an earnings conference call at 4:30 today to discuss its fourth quarter 2008 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.documentsecurity.com. If you do not have Internet access, please dial 800-325-8126 in the U.S. International callers should dial 706-679-9912. The conference ID is 91716143.  A replay of the call will be available via telephone for one week, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, 706-645-9291. The conference ID is the same as above. In addition, the webcast will be archived on the company’s website for 90 days at www.documentsecurity.com.

About Document Security Systems, Inc.
Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID Cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

Safe Harbor Statement
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding expectations for future financial performance, and/or statements preceded by, followed by or that include the words “believes,” “expects,” “plans,” or similar expressions.  These forward looking statements involve uncertainty and risk. Many of these uncertainties and risks are discussed in DSS's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 which is filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at http://www.sec.gov. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, those included in these reports, and changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

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Document Security Systems Reports 2008 Financial Results
March 31, 2009

TABLES FOLLOW.

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Document Security Systems Reports 2008 Financial Results
March 31, 2009

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Three Months Ended			Year Ended

	December 31, 2008	December 31, 2007	% Change	December 31, 2008	December 31, 2007	% Change
Revenue
Security and commercial printing	$966,000	$1,148,000	-16%	$4,387,000	$3,913,000	12%
Technology license royalties	212,000	324,000	-35%	1,614,000	1,195,000	35%
Digital solutions	8,000	17,000	-53%	33,000	201,000	-84%
Legal products	127,000	169,000	-25%	610,000	682,000	-11%
Total Revenue	1,313,000	1,658,000	-21%	6,644,000	5,991,000	11%

Costs of revenue
Security and commercial printing	635,000	774,000	-18%	2,663,000	2,466,000	8%
Digital solutions	4,000	4,000	0%	14,000	44,000	-68%
Legal products	94,000	78,000	21%	352,000	354,000	-1%
Total cost of revenue	733,000	856,000	-14%	3,029,000	2,864,000	6%

Gross profit
Security and commercial printing	331,000	374,000	-11%	1,724,000	1,447,000	19%
Technology license royalties	212,000	324,000	-35%	1,614,000	1,195,000	35%
Digital solutions	4,000	13,000	-69%	19,000	157,000	-88%
Legal products	33,000	91,000	-64%	258,000	328,000	-21%
Total gross profit	580,000	802,000	-28%	3,615,000	3,127,000	16%
	44%	48%	-9%	54%	52%	4%
Operating Expenses
General and administrative compensation	574,000	564,000	2%	2,196,000	2,023,000	9%
Professional Fees	116,000	368,000	-68%	896,000	1,404,000	-36%
Sales and marketing	197,000	599,000	-67%	1,089,000	1,974,000	-45%
Research and development	111,000	106,000	5%	432,000	420,000	3%
Other	434,000	443,000	-2%	1,337,000	1,129,000	18%
Total selling, general and administrative	1,432,000	2,080,000	-31%	5,950,000	6,950,000	-14%

Depreciation and amortization	42,000	29,000	45%	167,000	89,000	88%
Stock based payments	241,000	384,000	-37%	1,747,000	1,355,000	29%
Impairment of patent defense costs and other intangible assets	505,000	-	0%	797,000	-
Amortization of intangibles	367,000	495,000	-26%	1,972,000	1,754,000	12%
Total other operating expenses	1,155,000	908,000	27%	4,683,000	3,198,000	46%

Total Operating Expenses	2,587,000	2,988,000	-13%	10,633,000	10,148,000	5%

Other income (expense):
Interest income	-	4,000	-100%	1,000	93,000	-99%
Gain/(Loss) on foreign currency transactions	(42,000)	(13,000)	223%	(59,000)	(24,000)	146%
Interest expense	(49,000)	(1,000)	4800%	(145,000)	(5,000)	2800%
Loss on sale of patent assets	-	-		(1,170,000)	-
Other income	-	-		126,000	-
Income tax	(5,000)	(5,000)	0%	(19,000)	(19,000)	0%
Discontinued operations, net	-	5,000	-100%	-	(12,000)	-100%
Total other income (loss), net	(96,000)	(10,000)	860%	(1,266,000)	33,000	-3936%

Net loss	$(2,103,000)	$(2,196,000)	-4%	$(8,284,000)	$(6,988,000)	19%

Net loss per share, basic and diluted	(0.15)	(0.16)	-9%	(0.59)	(0.51)	16%

Weighted average common shares outstanding, basic and diluted	14,364,473	13,654,364	5%	14,002,034	13,629,877	3%

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Document Security Systems Reports 2008 Financial Results
March 31, 2009

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31,

	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$87,820	$742,468
Restricted cash	131,004	-
Accounts receivable, net of allowance of $50,000 ($82,000- 2007)	1,284,208	617,320
Inventory	359,034	259,442
Loans to employees	67,781	120,732
Prepaid expenses and other current assets	75,066	487,715
		-
Total current assets	2,004,913	2,227,677

Restricted cash	-	177,345
Fixed assets, net	1,517,357	1,494,540
Other assets	264,529	147,958
Goodwill	1,396,734	1,396,734
Other intangible assets, net	2,873,789	6,149,530
Total assets	$8,057,322	$11,593,784
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,411,942	$1,795,085
Accrued expenses & other current liabilities	1,312,745	818,606
Deferred revenue & customer deposits	30,193	732,355
Short-term debt, net of discount of $247,000	652,511	-
Current portion of capital lease obligations	78,367	79,948
Total current liabilities	3,485,758	3,425,994

Revolving notes from related parties	2,283,000	300,000
Capital lease obligations	210,365	294,821
Deferred revenue	-	15,938
Deferred tax liability	51,878	200,000
Commitments and contingencies

Stockholders' equity
Common stock, $.02 par value; 200,000,000 shares authorized, 14,369,764 shares issued and outstanding (13,654,364 in 2007) (325,000 subscribed in 2008)	287,395	273,087
Additional paid-in capital	35,538,695	31,298,571
Common stock subscriptions receivable	(1,300,000)	-
Accumulated deficit	(32,499,769)	(24,214,627)
Total stockholders' equity	2,026,321	7,357,031
Total liabilities and stockholders' equity	$8,057,322	$11,593,784

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Document Security Systems Reports 2008 Financial Results
March 31, 2009

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For The Years Ended December 31,

	2008	2007
Cash flows from operating activities:
Net loss	$(8,285,142)	$(6,986,830)

Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	2,288,061	1,945,119
Stock based compensation	1,747,368	1,354,742
Impairment of patent defense costs and other intangible assets	797,143	-
Amortization of note discount	8,227
Net gain on disposal of discontinued operations	-	(42,906)
Loss on sale of patent assets	1,169,947	-
Decrease in restricted cash for foreign currency loss	46,341	-
(Increase) decrease in assets:
Accounts receivable	209,399	1,302
Inventory	(32,342)	(20,026)
Prepaid expenses and other assets	(36,653)	(65,291)
Increase (decrease) in liabilities:
Accounts payable	31,096	629,792
Accrued expenses and other liabilities	383,884	247,797
Deferred revenue	(718,100)	(283,021)
Net cash used by operating activities	(2,390,771)	(3,219,322)

Cash flows from investing activities:
Purchase of fixed assets	(334,800)	(759,538)
Proceeds from the sale of discontinued operations	-	80,000
Restricted cash -patent litigation guarantee	-	(177,345)
Acquisition of business	(1,082,537)	-
Proceeds from the sale of patent assets	500,000	-
Purchase of other intangible assets	(1,348,666)	(1,083,619)
Net cash used by investing activities	(2,266,003)	(1,940,502)

Cash flows from financing activities:
Borrowing on short-term credit facility	500,000	-
Repayment on short-term credit facility	(500,000)	-
Borrowing on revolving note- related parties	1,983,000	300,000
Borrowings on short term notes	900,000
Repayments of capital lease obligations	(86,037)	(35,929)
Payment of stock issuance costs	-	(519,619)
Issuance of common stock	1,205,163	355,225
Net cash provided by financing activities	4,002,126	99,677
Net decrease in cash and cash equivalents	(654,648)	(5,060,147)
Cash and cash equivalents beginning of year	742,468	5,802,615
Cash and cash equivalents end of year	$87,820	$742,468

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Document Security Systems Reports 2008 Financial Results
March 31, 2009

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Adjusted EBITDA

	Three Months Ended			Year Ended

	December 31, 2008	December 31, 2007	% Change	December 31, 2008	December 31, 2007	% Change

Net Loss	$(2,103,000)	$(2,196,000)	-4%	$(8,284,000)	$(6,987,000)	19%
Add back:
Depreciation	79,000	54,000	46%	316,000	191,000	65%
Amortization of Intangibles	367,000	495,000	-26%	1,972,000	1,754,000	12%
Stock based payments	241,000	384,000	-37%	1,747,000	1,355,000	29%
Impairment of patent defense costs and other intangible assets	505,000	-		797,000	-
Loss on sale of patent assets	-	-	0%	1,170,000	-
Interest Income	-	(4,000)	-100%	(1,000)	(93,000)	-99%
Interest Expense	49,000	1,000	4800%	145,000	5,000	2800%
Income Taxes	5,000	5,000	0%	19,000	19,000	0%

Adjusted EBITDA	(857,000)	(1,261,000)	-32%	(2,119,000)	(3,756,000)	-44%

Adjusted EBITDA loss per share, basic and diluted	(0.06)	(0.09)	-35%	(0.15)	(0.28)	-45%

Weighted average common shares outstanding, basic and diluted	14,364,473	13,654,364	5%	14,002,034	13,629,877	3%

Non-GAAP Financial Performance Measure
The company uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, income taxes, depreciation, amortization, stock-based compensation expense, and non-recurring items. The company considers impairment of patent defense costs and other intangible assets, and its loss on sale of patent assets to be non-recurring items. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business before and after the adoption of SFAS 123(R) and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing its financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization, depreciation and stock-based compensation, non-operating charges for interest and income taxes, and non-recurring items, investors can evaluate the company's operations and its ability to generate cash flows from operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management.

Document Security Systems considers Adjusted EBITDA to be an important indicator of the company's operational strength and performance of its business and a useful measure of the company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense and income taxes, all of which impact the company's profitability and operating cash flows, as well as depreciation, amortization and stock based compensation. Document Security Systems believes that these limitations are compensated by clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the company may not be comparable with similarly named measures provided by other entities.

Company Contact:	Investor Contact:
Document Security Systems, Inc.	Lippert/Heilshorn & Associates, Inc.
Phillip Jones, VP of Finance	Amy Gibbons
philip.jones@documentsecurity.com	agibbons@lhai.com
585-325-3610	212-838-3777

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